Exhibit 12.

                                MOBIL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (In millions)

                                                                       Three
                                                                       Months
                                                                       Ended
                                     Year Ended December 31,          March 31,
                           __________________________________________  ________

                             1992     1993      1994    1995     1996      1997

                           ______   ______    ______  ______   ______    ______


Income Before Change in
  Accounting Principle(s)  $1,308   $2,084    $1,759  $2,376   $2,964    $  826
Add:
Income taxes ............   1,567    1,931     1,919   2,015    3,147       864
Portion of rents
  representative of
  interest factor .......     319      339       340     368      376        94
Interest and debt
  discount expense ......     612      529(a)    461     467      455        98
Earnings (greater) less
  than dividends from
  equity affiliates......      36      265       (40)    (51)     153       (34)

                           ------   ------    ------  ------   ------    ------


Income as Adjusted ......  $3,842   $5,148    $4,439  $5,175   $7,095    $1,848
                           ======   ======    ======  ======   ======    ======
Fixed Charges:
Interest and debt
  discount expense ......   $ 612   $ 529(a)  $ 461   $  467   $  455    $   98
Capitalized interest ....      42      42        37       47       78        22
Portion of rents
  representative of
  interest factor .......     319      339      340      368      376        94

                           ------   ------   ------   ------   ------    ------

Total Fixed Charges .....   $ 973    $ 910    $ 838   $  882   $  909    $  214
                           ======   ======   ======   ======   ======    ======
Ratio of Earnings to
  Fixed Charges .........     3.9      5.7(a)   5.3      5.9      7.8       8.6
                           ======   ======   ======   ======   ======    ======


Note:

  For the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the three months ended March 31, 1997, Fixed Charges exclude $37 million, $31 million, $37 million, $28 million, $24 million, and $8 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.



MOBIL                                   - 17 -